FOR  RELEASE:  TUESDAY,  AUGUST  18,  1998  8  A.M.  EDT
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                   QUIZNO'S  BUYS WICHITA CHAIN SUB & STUFF

     DENVER, Colo. - The Quizno's Corporation (Nasdaq: QUIZ) purchased the assets of Stoico Restaurant Group, Inc., including the 12-unit restaurant chain Sub & Stuff, Inc. in Wichita, Kansas, Monday as a result of an auction last week in Kansas City.

     The  21-year-old  Wichita  chain  had been in Chapter 11 bankruptcy since
last  spring.    The  auction  was  conducted in U.S. Bankruptcy Court for the
District  of  Kansas  in  Kansas  City.

     Quizno's Kansas LLC, which is 70 percent owned by The Quizno's Corporation and 30 percent owned by QUIZNO'S Wichita Area Directors Terry Ens and Kenn Miller, purchased the chain's assets after submitting the successful bid of $500,000 cash. Breadeaux Pizza Company, based in St. Joseph, Missouri, ended its bidding at $490,000. The Stoico assets also included Spaghetti Jack's restaurants, which had been closed.

     QUIZNO'S, which franchises and owns and operates QUIZNO'S Classic Subs restaurants in 35 states, Puerto Rico and Canada, plans to convert approximately eight Sub & Stuff locations to QUIZNO'S Corporate units over the next year. Currently, the Company plans to close or sell four Sub & Stuff locations.

     There  already  are  three  QUIZNO'S  restaurants  open  in  Wichita.

     "Our customers tell us we already serve the best sub in town, said Area Director Miller. "Now, we are able to bring that product to more customers at some very good locations that would have been tough to acquire without this acquisition."

     QUIZNO'S currently has locations in downtown Wichita and in the Northwest and Southeast part of town. Among other sites, QUIZNO'S now will be open at the Sub & Stuff location in the western suburbs and on North Rock Road.

     "This acquisition is a good fit for us," said Rick Schaden, President and CEO of QUIZNO'S. "It ramps us up to a critical mass very quickly in Wichita, meaning we can begin running broadcast advertising and become a known brand sooner. It also gives us efficiencies in distribution and management in a market outside our home market of Denver."

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American and Canadian public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1997.

FOR MORE INFORMATION CONTACT:     Sue Hoover, Senior Vice President, Marketing
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The  Quizno's  Corporation
303-291-0999,  ext.  3242